EXHIBIT 99.2

Phoenix Color Corp.

Announces Completion of Tender Offer and Consent Solicitation for Its

13.0% Senior Subordinated Notes due 2009

HAGERSTOWN, Maryland, April 1, 2008 – Phoenix Color Corp. (the “Company”) announced today that it has completed its previously announced cash tender offer and consent solicitation with respect to its outstanding 13.0% Senior Subordinated Notes due 2009 (the “Notes”). The tender offer and consent solicitation expired at 8:00 a.m., New York City time, on April 1, 2008 (the “Offer Expiration Date”). The tender offer and consent solicitation were being conducted in connection with the Company’s previously announced agreement to merge (the “Merger”) with a subsidiary of Visant Corporation (“Visant”), a company controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking Partners III, L.P. The Company is a wholly owned subsidiary of Visant as of the effective time of the Merger.

As of the Offer Expiration Date, the Company had received tenders and consents for $105,000,000 in aggregate principal amount of the Notes, representing 100% of the outstanding Notes, which satisfies the previously announced minimum condition that there shall be tenders by holders of 90% of the outstanding principal amount of Notes. The tender offer and consent solicitation were subject to the satisfaction or waiver of other various conditions as described in the Offer Documents (as defined below), including the completion of the Merger.

As previously announced, the total consideration offered to be paid in cash is $1,010 for each $1,000 in principal amount of Notes validly tendered and accepted for purchase prior to 5:00 p.m., New York City time, on March 4, 2008 (the “Consent Payment Deadline”). The total consideration includes a consent payment equal to $10.00 per $1,000 in principal amount of Notes (the “Consent Payment”). Holders who validly tendered their Notes and delivered their consents after the Consent Payment Deadline, but prior to the Offer Expiration Date, will be eligible to receive $1,000 for each $1,000 principal amount of Notes validly tendered, namely an amount equal to the total consideration less the Consent Payment. In each case, all holders who validly tendered their Notes, regardless of when such Notes were tendered, will receive accrued and unpaid interest up to, but not including, the date of settlement.

In addition, as previously announced, after receipt of the requisite consents, the Company, The Bank of New York (successor to J.P. Morgan Trust Company, National Association), as trustee under the indenture governing the Notes, as amended and supplemented (the “Indenture”) and the guarantors named therein, entered into a supplemental indenture, which amended the Indenture to, among other things, eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes and modify or eliminate certain events of default and certain other provisions contained in the Indenture and the Notes. The amendments to the Indenture became operative on April 1, 2008. However, as all the outstanding Notes were tendered and purchased in the tender offer, the Indenture was satisfied and discharged concurrent with the completion of the tender offer and the Merger in compliance with the terms of the Notes, the Indenture and applicable law.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated February 20, 2008 and the accompanying Consent and Letter of Transmittal (together, the “Offer Documents”), copies of which may be obtained by contacting D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at (212) 269-5550 (for banks and brokers only) or (888) 644-5854 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Houlihan, Lokey, Howard & Zukin Capital, Inc., which may be contacted at (212) 497-4100 (collect) or (800) 734-5256 (toll-free).

The tender offer and consent solicitation were being made only through and subject to the terms and conditions set forth in the Offer Documents. The tender offer and consent solicitation were being made solely by the Company’s Offer Documents.

About Phoenix Color Corp.

Phoenix Color Corp. (www.phoenixcolor.com) is a leading book component manufacturer in North America with headquarters in Hagerstown, Maryland. The company also manufactures heavily illustrated multicolor books at its book manufacturing facility in Rockaway, New Jersey.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct. All forward-looking statements speak only as of the date of this press release and Phoenix Color Corp. and Visant Corporation each disclaims any obligation to update or revise any forward-looking statements, except as required by law.

Source: Phoenix Color Corp.

Contact: Paul Carousso

at (914) 595-8218